EXHIBIT 10.1.5
Amendment #5 to SHARED SERVICES AGREEMENT
THIS AMENDMENT #5 TO SHARED SERVICES AGREEMENT (this “Amendment”), dated as of December 7, 2021, is made by and between Dell Inc., for itself and its Subsidiaries (“Dell”), and SecureWorks Corp. (f/k/a SecureWorks Holding Corporation), for itself and its Subsidiaries (“SCWX”) (each a “Party” and collectively, the “Parties”) and amends the Shared Services Agreement, dated July 20, 2015, that was entered into by and between the Parties (as amended, the “Agreement”). Capitalized terms used herein, but not defined herein, shall have the meanings given to such terms in the Agreement. The effective date of this Amendment shall be February 1, 2022.
RECITALS
WHEREAS, pursuant to the Agreement, Dell is providing to SCWX certain Services set forth on Service Schedules in accordance with the terms and subject to the conditions set forth in the Agreement; and
WHEREAS, the Parties desire to amend Schedule G of the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Amendment, the Parties, intending to be legally bound, hereby agree as follows:
1.Schedule G. Schedule G of the Agreement shall be amended as follows;
2.The Summary Description of Services shall be deleted and replaced with the following:

Functional Category	Services
Category Management	Dell shall not provide Category Management services.
Processes, Tools & Governance
Dell will provide Spyglass L1 support of the following procurement systems:
•Ariba (India only)
•Concur
•Adobe sign
•iCertis

Dell responsibilities include:
•Conducting business in accordance with Dell policies and procedures;
•Ensuring the availability of tools, infrastructure and shared resources to support Spyglass procurement requirements;
•Notification and communication of issues that might arise directly affecting Spyglass ability to procure;
•Coordinating Dell activities and responsibilities to address any Service issues that may arise;
•Providing an escalation path for Services-related issues;
•Providing the same or equivalent access/support as tool sets upgrade or evolve.

Procurement Operations
Dell will support Spyglass requests for on-boarding new suppliers for India, including supplier vetting (TRAC). For clarification, this support does not include contract negotiation.

Dell will provide access to analytics/reporting related to Spyglass supplier spend, contracts data, and other data as available in Ariba (per request).

Global Shared Services	Planner buyer support for purchase requisition approval for Indian set of books in Ariba Helpdesk support to Spyglass procurement requirements
Travel & Entertainment
Dell will provide to Spyglass the following services related to Travel & Entertainment:
•Travel & Expense: American Express corporate card for payment of travel expenses; Concur for expense report submission and reimbursement; Oversight tool for post audit review, managing tools and processes for travelling (e.g., American Express corporate cards, Concur, travel agency, preferred hotels, airlines and car rentals); and corporate card administration.
•P-Card: American Express corporate card for payment of business expense that is unable to be procured via PO.

Service Level Agreement
Expected Requirements
•Dell will use commercially reasonable efforts to meet service levels within one (1) standard deviation of mean General Procurement service levels.

Reporting on Service Requirements
•General Procurement’s existing service level KPIs will be used in calculating the expected requirements and provided quarterly; a sample quarterly report has been previously provided.

3.The Terms and Conditions Specifically Applicable to GP Services shall be deleted and replaced with the following:
•Dell Service Coordinator:
Indirect Procurement:
Monica Lomba
Phone: +1 (507) 6615-3664
Email: Monica.Lomba@dell.com
•Spyglass Service Coordinator:
Tim Reynolds
Phone: 404-307-1883
Email: treynolds@secureworks.com
4.The Billing Methodology shall be deleted and replaced with the following:
•Pricing: $8,378.00 per month
•Spyglass will reimburse Dell for vendor costs to the extent not billed directly to Spyglass
5.Miscellaneous. Except as amended by the terms of this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control. This Amendment and the Agreement constitute the sole and entire understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all prior negotiations, representations, agreements, and understandings (oral and written) between the Parties with respect to such matters. This Amendment shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have Executed this Amendment as of the date first set forth above.
        DELL INC.
        BY: /s/ Robert L. Potts
        NAME: Robert L. Potts
        TITLE: Senior Vice President and Assistant Secretary
        DATE: December 14, 2021
        SECUREWORKS CORP.
        BY: /s/ George B. Hanna
        NAME: George B. Hanna
        TITLE: SVP, CLO & Secretary
        DATE: Dec 15, 2021